EXHIBIT 99

FOR IMMEDIATE RELEASE

Contacts:

Stacey Calbert, Media Relations

Marie Perry, Investor Relations

(972) 770-8722	(972) 770-7228

BRINKER INTERNATIONAL BOARD DECLARES COMMON DIVIDEND

DALLAS (June 4, 2008) -The Board of Directors for Brinker International, Inc. (NYSE: EAT) declared a quarterly dividend of $0.11 per share on the common stock of the company.

The dividend will be paid on June 25, 2008 to shareholders of record as of June 16, 2008.

At the end of the third quarter of fiscal 2008, Brinker International either owned, operated or franchised 1,868 restaurants under the names Chili’s Grill & Bar (1,439 restaurants), Romano’s Macaroni Grill (224 restaurants), On The Border Mexican Grill & Cantina (163 restaurants) and Maggiano’s Little Italy (42 restaurants).

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, the impact of competition, the impact of acquisitions and divestitures and other strategic transactions, the seasonality of the company’s business, adverse weather conditions, future commodity prices, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste and behavior, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its growth plan, acts of God, governmental regulations, and inflation.

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